EXHIBIT 5.1
                                January 22, 1998

Nationwide Staffing, Inc.
600 Travis Street, Suite 6200
Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Nationwide Staffing, Inc., a Delaware corporation (the "Company"), in connection with the preparation of its Registration Statement on Form S-1 (Registration No. 333-35459), as amended, filed by the Company under the Securities Act of 1933, as amended (the "Registration Statement"), with respect to the offering and sale by the Company of up to 4,370,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock").

In connection therewith, we have examined originals or copies of the Registration Statement, the Amended and Restated Certificate of Incorporation and Bylaws of the Company, each as amended to date, the corporate proceedings taken to date with respect to the authorization, issuance and sale of the Common Stock, and the form of Underwriting Agreement to be executed between the Company and the Underwriters named therein, and such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied upon certificates of officers of the Company and telegrams of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to authentic original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based upon the foregoing and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

      1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware; and
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Nationwide Staffing, Inc.
January 22, 1998
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      2.    The issuance of the shares of Common Stock to be issued and sold by the Company has been duly authorized, and (subject to the Registration Statement becoming effective and any applicable Blue Sky laws being complied with), when certificates representing shares of Common Stock to be sold by the Company are issued and delivered against payment of the consideration therefor in accordance with the terms of the Underwriting Agreement and as set forth in the Registration Statement, such shares of Common Stock will be validly issued, fully paid, and nonassessable.

The foregoing opinion is based on and is limited to the laws of the State of Texas, the General Corporation Law of the State of Delaware and the relevant law of the United States of America, and we render no opinion with respect to the law of any other jurisdiction.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including this Exhibit within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations thereunder.

                                Very truly yours,

                                Bracewell & Patterson, L.L.P.